Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Electro Scientific Industries, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Electro Scientific Industries, Inc. and subsidiaries of our reports dated June 10, 2009, with respect to the consolidated balance sheets of Electro Scientific Industries, Inc. as of March 28, 2009 and March 29, 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the year ended March 28, 2009, the ten-month period ended March 29, 2008 and the year ended June 2, 2007, and the effectiveness of internal control over financial reporting as of March 28, 2009, which reports appear in the March 28, 2009 annual report on Form 10-K of Electro Scientific Industries, Inc. and subsidiaries.

Our report on the consolidated financial statements refers to Electro Scientific Industries, Inc.’s adoption of Financial Accounting Standards Board Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective June 3, 2007.

/s/ KPMG LLP

Portland, Oregon

November 4, 2009